UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2012
ENZON PHARMACEUTICALS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	0-12957 (Commission File Number)	22-2372868 (IRS Employer Identification No.)

20 Kingsbridge Road, Piscataway, New Jersey (Address of principal executive offices)	08854 (Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012, the Board of Directors (the “Board”) of Enzon Pharmaceuticals, Inc. (the “Company”) voted to increase the size of the Board from six to seven directors and appointed George W. Hebard III as a director to fill the newly-created vacancy.

Since September 2011, Mr. Hebard has been a Managing Director at Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. He provides investment management expertise on equity and debt investments across a range of industries. Prior to joining Mr. Icahn, from 2005 to 2011, Mr. Hebard served as a Managing Director at Blue Harbour Group, an investment firm in Greenwich, Connecticut. Prior to Blue Harbour Group, Mr. Hebard served as Managing Director at Ranger Partners from 2002 to 2003, and prior to Ranger Partners, Mr. Hebard was an Associate at Icahn Associates Corp., from 1998 to 2002. Mr. Hebard has an MBA from INSEAD and an A.B. in Economics from Princeton University.

Mr. Hebard has not been appointed to any committees of the Board and no determination has been made as to the committees of the Board, if any, on which Mr. Hebard will serve.

The Company is not aware of any relationships or transactions in which Mr. Hebard has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K.

Upon his appointment to the Board, Mr. Hebard became eligible to receive the compensation for newly-appointed non-employee directors pursuant to, and will participate in, the Company’s 2011 Outside Director Compensation Plan, as previously described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.
(Registrant)

Date: February 28, 2012	By:	/s/ Andrew Rackear
Name: Andrew Rackear
Title: Vice President and General Counsel